AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF SERIES B PREFERRED STOCK

OF

LIFEQUEST WORLD CORPORATION

It is hereby certified that:

1.       The name of the corporation (hereinafter called the “Corporation” is LIFEQUEST WORLD CORPORATION.

2.       The certificate of incorporation of the Corporation authorizes the issuance of 50,000,000 shares of Preferred Stock with a one tenth of one cent ($0.001) par value and expressly vests the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, the number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.       On October 15, 2008, the Corporation filed a Certificate of Designation of Series B Preferred Stock of the Corporation. This document is purposed to amend and restate the original Certificate of Designation to increase the allowance of shares of Series B Preferred Stock and to provide the same with conversion rights.

4.       The Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has adopted the following resolutions for the Corporation’s Series B Preferred Stock:

RESOLVED, that fifty million (50,000,000) shares of the Preferred Stock (par value $0.001 per share) are authorized to be issued by this Corporation pursuant to its certificate of incorporation or the laws of the state of Minnesota, and that there be and hereby is authorized and created a series of preferred stock, hereby designated as the Series B Preferred Stock, which shall have the voting powers, designations, preferences, and relative participating, optional or other rights, if any, of the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

(a)	DESIGNATION: The Preferred Stock subject hereof shall be designated Series B Preferred Stock (“Series B Preferred Stock”). No other shares of Preferred Stock shall be designated as Series B Preferred Stock.

(b)	DIVIDENDS. The holders of the Series B Preferred Stock shall not be entitled to receive dividends.

(c)	NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but it will at all times in good faith assist in the carrying out all of the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(d)	LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall not be entitled to receive preference upon liquidation in preference to the holders of common stock or any other class or series of preferred stock. Rather, the Series B Preferred Stock shall not be entitled to receive any distribution upon liquidation unless and until all shareholders of common stock shall have received full and fair liquidation.

(e)	VOTING. As long as at least 500,000 shares of the Corporation’s Series B Preferred Stock remain outstanding, the separate consent of the holders of at least 51% of the outstanding Series B Preferred Stock shall be required for any action which (i) alters or change the rights, preferences or privileges of the Series B Preferred Stock, or (ii) increases or decreases the authorized number of Series B Preferred Stock. On all other matters, the Series B Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal ten (10) shares of Common Stock as of the record date for the determination of stockholders entitled to vote on or consent to such matters or, if no such record date is established, as of the date on which notice of such meeting is mailed or the date any written consent of stockholders is solicited. Except as required by law, the holders of shares of Series B Preferred Stock and the common stock shall vote together as a single class on all matters.

(f)	Optional Conversion of Series B Preferred Stock. The holders of Series B Preferred Stock shall have conversion rights as follows:

(i)	Conversion Right. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of two hundred and forty (240) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series B Preferred Stock, subject to adjustment as provided herein.

(ii)	No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this Section based on the number of shares of Series B Preferred Stock held by such holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series B Preferred Stock by the Corporation upon conversion of Series B Preferred Stock by such Holder.

(iii)	Reservation of Stock. The Corporation shall at all times when any shares of Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

2

(iv)	Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be proportionately adjusted such that the number of shares issued upon conversion of one share of Series B Preferred Stock will take into account such Event.

(v)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series B Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series B Preferred Stock.

(vi)	Issue Taxes. The converting holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock.”

(g)	STATED VALUE. The shares of Series B Preferred Stock shall have a stated value of $0.001 per share.

(h)	OTHER PREFERENCES. The shares of the Series B Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation.

Signed on October 24, 2017,

By Unanimous Written Consent of the Board of Directors and the Unanimous Written Consent of the Holders of Series B Preferred Stock

Director/Series B Preferred Stockholder:

/s/ Bradford Brock

Bradford Brock

3

Work Item 97841550027

Original File Number 9W-503

STATE OF MINNESOTA

OFFICE OF THE SECRETARY OF STATE

FILED

11/07/2017 11:59 PM

/s/ Steve Simon

Steve Simon

Secretary of State

4